Transocean Offshore Deepwater Drilling Inc.

4 Greenway Plaza (77046)

Post Office Box 2765

Houston, Texas 77252-2765

April 21, 2015

Mr. Jeremy D. Thigpen

Dear Mr. Thigpen,

On behalf of Transocean Offshore Deepwater Drilling Inc. (“TODDI”), it is our pleasure to offer you a position as President and Chief Executive Officer of Transocean Ltd. on the terms and conditions set forth in this employment agreement (the “Agreement”), subject to the Pre-Employment Conditions (as defined below). All references in this Agreement to “Transocean” or “Company” shall mean Transocean Ltd. and its affiliates.

1.
Effectiveness: The effectiveness of this Agreement is subject to results deemed satisfactory by Transocean of (i) a professional and personal background and reference check, and (ii) a medical examination (including a drug test) (collectively, the “Pre-Employment Conditions”).

2.
Start Date: Subject to your satisfaction of the Pre-Employment Conditions, your first day of employment shall be on April 22, 2015 or any other date as otherwise mutually agreed in writing between the parties (the “Start Date”).

3.	Title: You will serve as President and Chief Executive Officer of Transocean Ltd. It is expected that the Board of Directors will recommend that shareholders elect you to the Board of Directors.

4.	Reporting: You will report to the Board of Directors of Transocean Ltd. (the “Board”).

5.
Remuneration and other Benefits: The compensation and benefits described in this Agreement are subject to the terms and conditions of the underlying policies and/or plan documents and award agreements governing such compensation or benefits. In the event of any discrepancy, the underlying policies, plan documents or award agreements prevail.

a)
Base Salary: Your initial annual gross base salary will be $1,000,000 to be paid on the Company’s U.S. Dollar payroll in accordance with normal Transocean payroll policy (the “Base Salary”). Your annual gross base salary will be reviewed each year by the Compensation Committee (the “Committee”) of the Board and communicated to you in writing.

b)
Replacement Awards: In consideration of your forfeited equity awards from previous employment, you will receive (i) a cash bonus of $500,000 payable to you within 30 days following your Start Date (the “Replacement Bonus”) and (ii) an equity award on your Start Date pursuant to the Long-Term Incentive Plan of Transocean (the “LTIP”)

in the form of time-vested restricted stock units (“Deferred Units”) with a cash value of $2,500,000 (the “Replacement Equity Award”). The number of Deferred Units in the Replacement Equity Award will be determined by dividing $2,500,000 by the average 30 trading day closing price ending on the last trading day of the calendar month prior to the Start Date (the “Grant Value”). Your Replacement Equity Award will vest in equal installments on each of the first three anniversaries of your Start Date, subject to your continued employment with Transocean through the applicable vesting date. Notwithstanding the foregoing, your Replacement Bonus will be subject to repayment if, prior to the first anniversary of your Start Date, your employment is terminated by the Company for any reason or under notice pursuant to Section 17 herein.

c)
Performance Award and Cash Bonus Plan of Transocean Ltd.: In addition to your Base Salary and Replacement Bonus, you will be eligible to participate in the Performance Award and Cash Bonus Plan or any successor plan (the “AIP”) in accordance with its applicable terms and to the extent determined by the Committee in its sole discretion. Your 2015 annual bonus target will be 120% of your actual Base Salary earned in 2015. Your annual bonus target is not a promise, right or entitlement to receive any bonus or a bonus of a certain amount. Rather, you will have an opportunity to earn a percentage of your annual bonus target based on Transocean’s performance relative to a set of pre-determined performance metrics, as determined by the Committee in its sole discretion. This means that your actual bonus may range from 0%-200% of your annual bonus target as determined by the Committee in its sole discretion. The annual bonus will be paid in accordance with the terms of the AIP. Your actual annual bonus target and the terms of the AIP may change over time as determined by the Committee, in its sole discretion, and any changes will be communicated to you in writing. For the avoidance of doubt, the Committee retains absolute discretion in determining your bonus and may rely on factors relating specifically to your performance which may result in a bonus calculated differently than for other AIP participants.

d)
Long-Term Incentive Plan of Transocean Ltd. (LTIP): You will be eligible to participate in the LTIP in accordance with its applicable terms and to the extent determined by the Committee, in its sole discretion.

2015 Annual LTIP Award: In addition to the award described in Section 5(b), on your Start Date, you will receive an equity award pursuant to the LTIP in the form of Deferred Units with a cash value of $2,750,000 (the “2015 Deferred Units”). The number of 2015 Deferred Units will be determined by dividing $2,750,000 by the Grant Value. Your 2015 Deferred Units will vest in equal installments on each of the first three anniversaries of your Start Date, subject to your continued employment with Transocean through the applicable vesting date. In addition, on your Start Date you will receive an equity award pursuant to the LTIP in the form of contingent deferred units (“CDUs”) with a cash value of $2,750,000 subject to vesting and performance terms equivalent to those currently in place for the 2015-2017 performance cycle. The number of CDUs will be determined by dividing $2,750,000 by the Grant Value.

e)
Certificate of Coverage: Transocean will apply to the United States Social Security Administration for a certificate of coverage for U.S. social security taxes (“Certificate of Coverage”). You will be eligible to participate in the benefit programs provided for

U.S. National Expatriate employees through the date on which your Certificate of Coverage expires.

f)	Tax and Financial Planning: You will be entitled to a tax and financial planning benefit of $5,000 annually in accordance with Transocean’s policy.

6.
Compensation Condition: Any compensation (including benefits) to be paid under this Agreement shall, to the extent required by applicable Swiss laws and the Company’s articles of association, be subject to shareholder approval at the general meeting of shareholders of the Company.

7.
Clawback: You agree that any compensation paid for your service with the Company on or after January 1, 2016 under this Agreement shall be subject to forfeiture or reimbursement by you upon first request by the Company if (i) the compensation is paid or granted prior to shareholder approval at the general meeting of shareholders of the Company and (ii) shareholder approval is not obtained at the general meeting of shareholders of the Company to which the respective proposal of the Board regarding the compensation for the Company’s Executive Management Team has been submitted.

8.
Expatriate Allowances: Upon your assignment to Switzerland, you will be eligible for expatriate allowances or reimbursements provided to Switzerland-based expatriates for the period of your employment in Switzerland. The allowances or reimbursements, which are provided under the Company’s global mobility benefits policies and are subject to change, consist of the following:

Housing & Utility Allowance: A housing and utility allowance of CHF 14,000 per month provided via monthly local payroll as described in Transocean’s Relocation Policy.

Cost-of-Living Allowance: A cost of living allowance of 15% of Base Salary will be provided, payable in Swiss Francs via monthly local payroll. The cost-of-living allowance is capped at a maximum of CHF 7,560 per month.

Transportation Allowance: A transportation allowance of CHF 1,000 per month paid via monthly local payroll as described in Transocean’s Relocation Policy.

Vacation Travel Allowance: A vacation travel allowance as provided in Transocean’s Travel Allowance and Vacation Days Policy.

Educational Expense Reimbursement: Reimbursement for certain educational expenses on behalf of your dependent children as provided in Transocean’s Relocation Policy.

9.
Tax Preparation and Payment: You are responsible for payment of any taxes and the preparation and filing of any tax returns required pursuant to your employment with Transocean. You will be required to annually submit certain information to Transocean’s current tax advisors.

10.
Tax Treatment: Transocean makes no representations as to the tax treatment, favorable or otherwise, of compensation or benefits provided to you pursuant to your employment with Transocean. The Company undertakes to use commercially reasonable efforts to structure and deliver the compensation and benefits outlined in this Agreement in such a way as to avoid taxation and penalties under Section 409A of the United States Internal Revenue Code (“Section

409A”). Notwithstanding the foregoing, Transocean shall not be responsible for any adverse tax consequences to which you may be subject, including any taxation or other penalties under Section 409A.

11.
Deductions: Transocean will deduct from any compensation and benefits pursuant to this Agreement the applicable employee contributions to social security schemes and pension fund as well as applicable taxes and withholding, if any, payable by you in accordance with the applicable laws and regulations.

12.
Secondment | Place of Work: TODDI has the right to second you to an affiliate of Transocean Ltd. Upon receipt of the required work permits, you will be seconded to serve at Transocean Management Ltd., and accordingly, your principal place of work will be Geneva, Switzerland or any other place as designated by Transocean. Your work requires travelling. You therefore shall, as required by your duties hereunder, undertake any foreign travel in and outside Switzerland as may be necessary for the proper performance of your duties.

13.
Working Time: You are employed on a full-time basis. You shall dedicate full time, attention and energy to the business of Transocean. Any overtime work or additional tasks performed by you are fully compensated by your Base Salary.

14.	Vacation: You are eligible for 25 vacation days per year in accordance with Transocean’s Travel Allowance and Vacation Days Policy.

15.	Visa: You are required to cooperate with Transocean in order to procure and maintain your work visa.

16.
Employment Regulations: In addition to these terms and conditions, you are subject to Transocean’s policies, procedures and practices, as from time-to-time issued and applicable for Transocean’s employees and which may be modified from time to time by Transocean. You confirm receipt of the following documents and understand their content:

Club Membership Policy
Employee Patent and Secrecy Agreement
Long-Term Incentive Plan of Transocean Ltd. (LTIP)
Performance Award and Cash Bonus Plan of Transocean Ltd. (AIP)
Personal Financial Planning Benefit Policy
Relocation Policy
Transocean Code of Integrity
Transocean Executive Stock Ownership Policy
Transocean Insider Trading Policy
Vacation Travel Allowance and Vacation Days Policy
Incentive Compensation Recoupment Policy

17.
Termination: Either party may terminate the employment relationship as per month end by giving 12 months written notice. During a notice period you will continue to receive your Base Salary at the rate in effect as of such date along with an amount equal to the pro-rata portion of your AIP in the year of termination assuming target achievement. The Company shall have the right to release you from your obligation to work (i.e., place you on garden leave) during the notice period.

18.
Severance Pay: In accordance with the Swiss Federal Ordinance Against Excessive Compensation in Public Corporations (the “Minder Legislation”), you are not eligible to participate in the Executive Severance Benefit Policy.

19.	Repatriation: You will be entitled to repatriation in accordance with the Relocation Policy.

20.
Confidentiality: Except in the proper performance of your duties or with the written consent of Transocean, you shall not during employment nor at any time thereafter disclose to any person or use for your own purpose or that of others and shall during employment use your best endeavors to prevent the publication or disclosure of any information of a private, confidential or secret nature concerning the business or affairs of Transocean or of any person having dealings with Transocean and which comes to your knowledge during the course of or in connection with your employment.

21.	Data Protection: You agree that Transocean may forward your data for processing purposes to its affiliated companies in Switzerland and any other location.

22.
Severability: If any provision of this Agreement shall be determined or held to be invalid, illegal or unenforceable, including if such invalidity, illegality or unenforceability is due to the Minder Legislation, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. The parties shall negotiate in good faith, to the extent possible, a provision or provisions that are economically similar to the provision or provisions determined or held to be invalid, illegal or unenforceable, including such invalidity, illegality or unenforceability due to the Minder Legislation, taking into account the intentions of the parties at the date of this Agreement, it being understood that failure of an agreement on such replacement provisions shall not in any way affect the validity, legality and enforceability of the remaining provisions of this Agreement.

23.
Applicable Law and Jurisdiction: This Agreement shall be governed by and construed in accordance with the laws of Switzerland, in particular the Swiss Code of Obligations, to the exclusion of any international treaties. The place of jurisdiction for any and all disputes arising out of or in connection with this Agreement shall be as follows: (i) For lawsuits initiated by you, either the relevant court at the place where you usually work, the relevant court at your domicile or your habitual residence or the relevant court at the place to which you were seconded; or (ii) for lawsuits initiated by Transocean, either the relevant court where you are domiciled, the relevant court where you usually work or at the place to which you were seconded.

24.
Transocean Ltd.: Transocean Ltd. hereby accepts and agrees to be bound by any obligations arising out of Sections 5(b) and 5(d) of this Agreement and further accepts and agrees to be bound by any of the provisions of this Agreement in which reference is made to “Transocean Ltd.” or “Transocean” or “Company”; and you agree that Transocean Ltd. shall be entitled to enforce any and all rights afforded to Transocean or the Company under this Agreement.

Please confirm your understanding and acceptance of the above terms and conditions by signing and returning to us a copy of this Agreement.

Sincerely,

Transocean Offshore Deepwater Drilling Inc.

/s/ Keelan I. Adamson                        April 21, 2015
Keelan I. Adamson                         Date
Vice President, Human Resources

Accepted and Agreed:

/s/ Jeremy D. Thigpen                        April 21, 2015
Jeremy D. Thigpen                        Date

Accepted and Agreed pursuant to Section 24 of this Agreement:

Transocean Ltd.

/s/ Ian C. Strachan                         April 21, 2015
Ian C. Strachan                        Date
Interim Chief Executive Officer
Transocean Ltd.

/s/ Lars Sjobring                         April 21, 2015
Lars Sjöbring                            Date
Senior Vice President and General Counsel
Transocean Ltd.